EXHIBIT 99.1
ASHFORD HOSPITALITY TRUST
Second Quarter 2022 Conference Call
August 3, 2022
10 a.m. CT

Introductory Comments – Jordan Jennings
Good day everyone and welcome to today’s conference call to review the results for Ashford Hospitality Trust for the second quarter of 2022 and to update you on recent developments. On the call today will be: Rob Hays, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Chris Nixon, Senior Vice President and Head of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release.
At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call, and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on August 2, 2022, and may also be accessed through the Company’s website at www.ahtreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the second quarter of 2022 with the second quarter of 2021.
I will now turn the call over to Rob Hays. Please go ahead, sir.
Introduction – Rob Hays
Good morning, and welcome to our call.
I’ll start by providing an overview of the current industry environment and how Ashford Trust has been navigating it. After that, Deric will review our financial results, and then Chris will provide an operational update on our portfolio.
I’d like to highlight some of our recent accomplishments and the main themes for our call:
First, we saw sequential RevPAR improvement each month as we moved through the second quarter and expect continued strength through the third quarter. Additionally, we’re excited that June’s RevPAR performance was the best month we’ve had versus 2019 thus far.
Second, our liquidity and cash position continue to be strong. We ended the quarter with approximately $615 million of net working capital, which equates to approximately $17 per diluted share, and is an increase from where we ended the first quarter. With yesterday’s closing stock price of $9.23, we believe we are trading at a meaningful discount to both our net asset value per share and our net working capital per share. I’m also pleased to report that we generated approximately $23 million of positive cash flow in the quarter after capex and preferred dividends.
Third, we have lowered our leverage and improved our overall financial position. Since its peak in 2020, we have lowered our net debt plus preferred equity by over $1 billion equating to a decrease in our leverage ratio, defined as net debt plus preferred equity to gross assets, by approximately 12 percentage points.
Fourth, last quarter, we filed a registration statement with the SEC for the future offering of non-traded preferred equity. Importantly, this announcement demonstrates our strategic pivot from defense to offense as we believe this offering will provide an attractive cost of capital and allow us to accretively grow our portfolio over time, subject to future market conditions. We believe access to this attractive growth capital is a significant competitive advantage, particularly given the fact that lodging REITs are trading at material discounts to their net asset values. We are now effective on this offering and expect to commence issuing limited amounts of the non-traded preferred equity beginning in the third quarter of 2022.
We are optimistic about the long-term outlook for the Company and, by taking strategic actions to strengthen our balance sheet, we feel well-positioned to capitalize on the opportunities we are seeing in the hospitality industry. Having said that, we have refrained from raising any common equity capital this year. Given the softness in our stock price and our current circumstances, we don’t currently anticipate raising common equity capital at these levels. To the extent we are successful with our non-traded preferred capital raise, our preference would be to use that capital for future growth.
We expect several of our loan pools to remain in cash traps over the next 12 to 24 months, however we’re pleased to note that several of our hotels, including the Renaissance Nashville and Hilton Back Bay, have recently come out of their respective cash traps. We believe several other of our loans may be successful in exiting their cash traps in 2022 including Keys Pools D & E and our Marriott Crystal Gateway.
For 2022, our capex spending is higher than the previous two years, but we will still be well below our historical run-rate for capex. Capex spend during the second quarter was approximately $20.1 million.
Additionally, while we’re monitoring risks related to the current high-inflation environment and the potential impacts to our portfolio, CBRE recently issued an industry report that highlighted the benefits of hotels as a good hedge against inflation. Their model cited that due to the uniquely short lease periods measured in days rather than months or years, hotels have been seen as an effective hedge against inflation, given hotels can adjust prices rapidly to account for any short-term variations in inflation. In fact, the report highlighted that historically during periods of high inflation, hotels have shown their ability to grow profits above the inflation rate. We are seeing this play out during the current high inflation period we are experiencing in the industry.
Let me now turn to the operating performance at our hotels. The lodging industry is clearly showing signs of improvement. RevPAR for all hotels in the portfolio increased approximately 73% for the second quarter vs. last year. This RevPAR result equates to a decrease of approximately 6% vs. the second quarter of 2019. June was the best performing month of the second quarter, along with being the best month we’ve had versus 2019 thus far, with RevPAR down only 4% vs. 2019. Preliminary numbers from July are consistent with what we saw in June across the portfolio with RevPAR for the month down 5% vs. 2019.
Looking ahead to the remainder of 2022, we believe our geographically diverse portfolio, consisting of high-quality U.S. assets with best-in-class brands and management companies is well-positioned to capitalize on the strong demand we are seeing across leisure, business, and group. We also believe that our relationship with our affiliated property manager, Remington, really sets us apart. We believe Remington has been able to consistently manage costs and optimize revenues aggressively, enabling us to outperform the industry from an operations standpoint for many years.
Additionally, capital recycling remains an important component of our strategy, and we are pursuing some opportunities to sell certain non-core assets. We have one full service asset under contract to sell with closing most likely in the third quarter and another full service asset currently in the market for sale. We expect any net proceeds from these sales will go towards paying down our strategic financing. Whenever we sell assets, our approach takes into consideration many factors such as the impact on EBITDA, leverage, future capex spend, potential market growth, and RevPAR among others.
Turning to investor relations, we continue to get out on the road in order to meet with investors, communicate our strategy, and explain what we believe to be an attractive investment opportunity in Ashford Trust. We have attended numerous industry and wall street conferences which have led to nearly 300 investor meetings year to date. We have several more conferences coming up in the second half of the year and we look forward to speaking with many of you during those events.
We believe we have the right plan in place to move forward and maximize value at Ashford Trust. This plan includes continuing to grow liquidity across the company, optimizing the operating performance of our assets, improving the balance sheet over time, and looking for opportunities to invest and grow our portfolio. We have a track record of success when it comes to property acquisitions, joint ventures and asset sales, and expect they will continue to be part of our plans moving forward. We ended the 2022 second quarter with a substantial amount of cash on our balance sheet and with the launch of our non-traded preferred stock offering, we are excited about the opportunities we see in front of us.
I will now turn the call over to Deric to review our second quarter financial performance.
Financial Review – Deric Eubanks
Thanks, Rob.
For the second quarter of 2022, we reported a net loss attributable to common stockholders of $(9.3) million, or $(0.27) per diluted share.
For the quarter, we reported AFFO per diluted share of $1.23, which represents a growth rate of 2,975% over the prior year quarter.
Adjusted EBITDAre totaled $96.4 million for the quarter, which reflected a growth rate of 207% over the prior year quarter. This is the company’s best quarter for Adjusted EBITDAre since the third quarter of 2019.
At the end of the second quarter, we had $3.9 billion of loans with a blended average interest rate of 5.6%. Our loans were approximately 8% fixed rate and 92% floating rate. We utilize floating rate debt as we believe it is a better hedge of our operating cash flows, however, we do utilize caps on those floating rate loans to protect the company against significant interest rate increases. We currently have one loan with a final maturity in 2022, which is currently under contract for sale, and have approximately $98 million in final loan maturities in 2023. Some of the Company’s loans will be subject to extension tests, and, with our significant cash balance, we believe we are well-prepared to meet any potential loan pay downs required to meet those tests. Our hotel loans are all non-recourse and currently 85% of our hotels are in cash traps, which is down from 90% last quarter. A cash trap means that we are currently unable to utilize property-level cash for corporate-related purposes. As the properties recover and meet the various debt yield or coverage thresholds, we will be able to utilize that cash freely at corporate. Importantly, subsequent to the end of the quarter, the Renaissance Nashville and Westin Princeton loan came out of its cash trap and approximately $15 million of cash that had been trapped was released to corporate.
We ended the quarter with cash and cash equivalents of $538.4 million and restricted cash of $126.6 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts. At the end of the quarter, we also had $24.7 million in due from third-party hotel managers. This primarily represents cash held by one of our property managers, which is also available to fund hotel operating costs. We also ended the quarter with net working capital of approximately $615 million, which is an increase from $609 million last quarter.
As Rob mentioned, I think it’s also important to point out that this net working capital amount of $615 million equates to approximately $17 per share. This compares to our closing stock price from yesterday of $9.23, which is an approximate 46% discount to our net working capital per share. Our net working capital reflects value over and above the value of our hotels. As such, we believe that our current stock price does not reflect the intrinsic value of our high-quality hotel portfolio.
As of June 30, 2022, our portfolio consisted of 100 hotels with 22,313 net rooms.
Our share count currently stands at approximately 36.2 million fully diluted shares outstanding, which is comprised of 34.5 million shares of common stock and 1.7 million OP units. In the second quarter, our weighted average fully diluted share count used to calculate AFFO per share included approximately 1.7 million common shares associated with the exit fee on the strategic financing we completed in January 2021. Assuming yesterday’s closing stock price, our equity market cap is approximately $334 million.
While we are currently paying our preferred dividends quarterly, we do not anticipate reinstating a common dividend for some time.
Over the past several months, we have taken numerous steps to strengthen our financial position and improve our liquidity, and we are pleased with the progress that we’ve made. Our cash balance is solid, we have an attractive maturity schedule, our non-traded preferred security offering is effective, and we believe the Company is well-positioned to benefit from the improving trends we are seeing in the lodging industry.
This concludes our financial review, and I would now like to turn it over to Chris to discuss our asset management activities for the quarter.
Asset Management – Chris Nixon
Thank you, Deric.

We are extremely proud of the work that our asset management team has done to drive operating results. Comparable RevPAR for our portfolio increased by 73% during the second quarter relative to the same time period in 2021. For the second quarter, our portfolio has recovered 94% of 2019 comparable RevPAR. We continue to be encouraged by the recovery signs we are seeing within the group segment across our portfolio. During the second quarter, our portfolio recovered 92% of group room nights, relative to 2019. Additionally, our full year group pace compared to 2019 has improved 6% quarter-over-quarter. I would like to spend some time highlighting the success that we are seeing at some of our assets.
Renaissance Nashville had a record breaking month in June with its highest revenue month in the history of the hotel at $8.1 million in total hotel revenue. That represents a 3% increase over the next best month, which was October of 2021. It also had a strong second quarter, which saw total hotel revenue exceeding comparable 2019 by 9%. Group rooms accounted for nearly 58% of all sold room nights during the second quarter, which is a 95% recovery in group room nights sold when compared to 2019. With this portion of our business largely recovered at this hotel, it has allowed us to become more aggressive with transient rate strategies. We have recently increased the rate premium for Club level rooms and suites. In addition the hotel has closed out many discounted categories to drive retail rate efficiency. These initiatives resulted in second quarter transient ADR exceeding comparable 2019 by 12%. There are no signs that these dynamics are slowing down, and we are excited to see the future performance of this hotel.
The Hyatt Regency Coral Gables also broke a second quarter record with Hotel EBITDA coming in at $2.4 million. That is a 28% premium to the second quarter of 2018, which was the previous record. The majority of this success was a result of room rate, which was up nearly 30% during the second quarter relative to comparable 2019. The hotel was able to bring back a large long-term piece of group business, which helped propel the hotel to an 11% growth in group room revenue during the second quarter, relative to 2019. With this core piece of business back in place, the hotel was able to be more selective with remaining groups which drove the overall group room rate during the second quarter by 15% over the same time period in 2019.
Lastly, I would like to highlight the success of Lakeway Resort & Spa in Austin, which also broke a record with Hotel EBITDA nearing $2.5 million during the second quarter. The achievement is a 39% improvement over the next best quarter, which is remarkable. The hotel has been incredibly successful at locking in several groups, which resulted in the hotel exceeding sold group room nights by 11% during the second quarter, relative to comparable 2019. Two of these groups signed multi-year contracts with the property. These organizations contributed to our ability to push rates, which outperformed during the second quarter by 36%, compared to the same period in 2019. With these contracts already secured for future years, the hotel will be able to replicate this successful rate strategy and capitalize on additional demand.
Moving on to capital expenditures, we’ve noted in previous calls how we were proactive prior to the pandemic in renovating our hotels to renew our portfolio. That commitment has now resulted in a competitive and strategic advantage as demand continues to accelerate. We currently anticipate strategically deploying approximately $110 – $120 million in capital expenditures in 2022. We recently completed the guestroom renovation at Marriott Fremont and will begin a meeting space renovation at the Hyatt Coral Gables and lobby/bar renovation at The Ritz-Carlton Atlanta.

Before moving on to Q&A, I would like to reiterate how optimistic we are about the recovery of our portfolio and the industry as whole. Every month this year through the second quarter, we have seen Hotel EBITDA in our portfolio grow over the previous month, with June’s Hotel EBITDA nearly 10 times larger than January. Some of the hotels have already outpaced their 2019 performance. During the first quarter of this year, 11% of our hotels were exceeding their comparable 2019 Hotel EBITDA. Now, during the second quarter, 25% of our hotels are exceeding comparable 2019 Hotel EBITDA. The trend is accelerating with 31% of our assets exceeding their June 2019 comparable. As we look forward, we are seeing encouraging signs in our group lead volume for a number of markets. With these indicators, we believe our portfolio is well positioned to capitalize on the industry's continued recovery.
That concludes our prepared remarks. We will now open up the call for Q&A.
Rob Hays
Thank you for joining today’s call, and we look forward to speaking with you all again next quarter.